Exhibit 21.1

Dialog Group, Inc (Delaware) is the registrant

It owns all of the equity of:

Data Dialog, Inc. (Delaware)
Mail Mogul, Inc. (California)
Healthcare Dialog, Inc. (Delaware)

Healthcare Dialog, Inc owns PVD Partners, Inc. (New York), an inactive company